EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is effective as of March 1, 2022 (the “Effective Date”), by and between Addus HealthCare, Inc., an Illinois corporation (the “Company”), and Monica Raines an individual domiciled in the State of Texas (the “Executive”). The Company and Executive are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company, its parent and its subsidiaries (collectively, the “Addus HealthCare Group”) provide home care, home health and hospice services.

WHEREAS, the Parties desire to enter this Agreement to secure the Executive’s employment, all on the terms and conditions set forth herein;

WHEREAS, by virtue of the Executive’s employment by the Company pursuant to the terms hereof, the Executive will obtain and become familiar with certain valuable confidential and proprietary information relating to the Addus HealthCare Group;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

1.	Effectiveness; Term of Employment.

(a)	This Agreement shall automatically become effective on the Effective Date.

(b)

The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, for the period commencing as of the Effective Date and ending on the first (1st) anniversary of the Effective Date, or on such earlier date as provided pursuant to the terms and conditions of this Agreement (the “Initial Employment Term”). At the end of the Initial Employment Term, this Agreement shall automatically renew for successive one (1) year terms (each, as may be earlier terminated pursuant to the terms and conditions of this Agreement, an “Additional Employment Term” and together with the Initial Employment Term, the “Employment Term”), unless either Party provides notice to the other of its or his/her intention not to renew this Agreement at least thirty (30) days prior to the expiration of the Initial Employment Term or any Additional Employment Term (a “Non-Renewal”). During the Employment Term, the Executive shall (i) devote substantially all of his/her professional time, loyalty, and efforts to discharge his/her duties hereunder on a timely basis; (ii) use his/her best efforts to loyally and diligently serve the business and affairs of the Addus HealthCare Group; and (iii) endeavor in all respects to promote, advance and further the Addus HealthCare Group’s interests in all matters. To the extent it does not interfere with Executive’s duties hereunder in any material respect, the Parties agree that this provision should not be construed as limiting Executive’s right to serve on up to one (1) board of, or otherwise engage in activities on behalf of, charitable and civic organizations and, upon prior written approval of the Company, one (1) board of a for profit entity that does not compete with the business of the Company.

2.	Employment Duties.

During the Employment Term, the Company will employ the Executive as its Executive Vice President - Chief Compliance and Quality Officer, a senior executive position that reports directly to the Chief Executive Officer (“CEO”) of the Company. The Executive’s principal duties and responsibilities shall be to oversee and direct the operations of the Addus HealthCare Group including the management and delivery of home care and adult day care services and the performance of such other executive duties and responsibilities as may be assigned to him/her by the CEO or the Board of Directors and are consistent with the Executive’s position as Chief Compliance and Quality Officer of the Company.

3.	Compensation.

The Company will pay the Executive as follows during the Employment Term:

(a)

Base Salary. The Company shall pay the Executive a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000), which shall be paid in accordance with the normal payroll practices of the Company and shall be subject to applicable withholdings and deductions. Thereafter, the Executive’s base salary shall be subject to review and adjustment upward by the compensation committee (the “Compensation Committee”) of the board of directors of Addus HomeCare Corporation (“Addus HomeCare”) (the “Board of Directors”) on or about each anniversary of the Effective Date for each year during the Employment Term (as adjusted from time-to-time, the “Base Salary”).

(b)

Bonus. The Executive, at the discretion of the Compensation Committee, shall be eligible (but not entitled) to receive an annual bonus as set forth on Exhibit A hereto. The Compensation Committee, at its sole discretion, may determine the amount of the annual bonus, if any, to which the Executive may become entitled based on the quantitative and qualitative factors described on Exhibit A or any other factors the Compensation Committee may deem appropriate from time to time. All amounts payable pursuant to this Section 3(b), if any, shall be paid within no more than thirty (30) days after completion of Addus HomeCare’s audited financial statements for the most recently completed fiscal year, but in all events, in the fiscal year following the fiscal year in which the performance occurred, and shall be subject to applicable withholdings and deductions. Bonus is not salary and is earned on the day it is paid. To be eligible to receive the bonus, the Executive must be actively employed and must not have given notice of termination on or prior to such date, except as expressly provided for in this Agreement.

(c)

Equity Awards. The Executive shall be eligible to receive equity awards and, as of the Effective Date, Executive would be issued options to acquire 19,000 unrestricted shares of Addus common stock and granted 2,900 restricted shares of Addus common stock (the “Initial Grants”).  The Initial Grants vest annually over a four-year period, subject to the terms and conditions set forth in the Company’s stock incentive plan and the respective stock agreements.

4.	Expenses.

It is recognized that the Executive, in the performance of his/her duties hereunder, may be required to expend sums for travel (e.g., airfare, automobile rental, etc.), entertainment, and lodging. During the Employment Term, the Company shall reimburse the Executive for reasonable business expenses incurred by him/her during the Employment Term in connection with the performance of his/her duties hereunder conditioned upon and subject to the Company’s established policies and procedures, including written receipt from the Executive of an itemized accounting in accordance with the Company’s regular business expense verification practices.

5.	Benefits.

During the Employment Term, the Executive shall be entitled to benefits under such plans, programs, or arrangements as the Board of Directors may establish or maintain from time to time for similarly-situated employees, and in accordance with its policies, which may change at the sole discretion of the Board of Directors. Benefits as of the Effective Date are:

(a)

The Company has chosen to forgo a traditional sick or vacation accrual policy for its executives.  Instead, executives may request Paid Time Off (PTO).  Executives do not “accrue” PTO days as in traditional plans, and therefore will not be compensated for any unused PTO time upon separation of employment.  The Company has discretion to approve or deny PTO requests under this program.

(b)	Six (6) Company holidays, plus two (2) floating holidays, per year.

(c)

Coverage under the health benefit plan provided by the Company to its executives, which may change, at the sole discretion of the Board of Directors, from time to time. The Company will cover the Executive and his/her dependents, if any, during the Employment Term to the same extent and according to the same terms as the Company’s other executives are covered.

(d)

Life insurance policy with a face amount of up to five (5) times the Base Salary, provided that the Company shall not be required to spend greater than three percent (3%) of the Base Salary in purchasing such insurance policy.

(e)

Short-term and long-term disability insurance to the same extent and according to the same terms as the Company’s other similarly-situated executives are covered, which may change, at the sole discretion of the Board of Directors, from time to time.

(f)	Tuition reimbursement shall be available for courses relevant to the Executive’s position and taken at an accredited institution, subject to prior approval by the Chief Executive Officer.
(g)

Participation in the Company’s 401(k) plan up to the defined Internal Revenue Service limit beginning 30 days after the Effective Date or such other date as required under the plan. The Company may provide an annual discretionary match of the Executive’s annual contribution to such plan during the Employment Term, subject to the Company’s established policies and procedures.

6.	Termination by the Company.
(a)	The Company may terminate the Executive’s employment hereunder at any time for Reasonable Cause. The term “Reasonable Cause” shall be limited to the following:

(i)A material breach or omission by the Executive of any of his/her duties or obligations under this Agreement (except due to Disability, as defined below) that the Executive shall fail to cure after receipt of written notice of such breach or omission from the Company’s CEO or Board of Directors, which notice shall designate a reasonable period of time, if curable at all, of not less than ten (10) business days within which the breach or omission must be cured to the reasonable satisfaction of the CEO or the Board of Directors, as applicable, in order to prevent a termination for Reasonable Cause; provided, however, that the Executive shall only be permitted the opportunity to cure such breaches or omissions a total of two times in any twelve (12)-month rolling period;

(ii)Willfully engaging in any action that materially damages, or that may reasonably be expected to materially damage, the Addus HealthCare Group or the business or goodwill thereof;

(iii)Breaching the Executive’s fiduciary duty to the Addus HealthCare Group;

(iv)Committing any act involving fraud, misusing or misappropriating money or other property of the Addus HealthCare Group, committing a felony, using illegal drugs, misusing or abusing prescriptive or over-the-counter drugs, habitually using other intoxicants, or chronic absenteeism;

(v)Gross negligence or willful misconduct by the Executive;

(vi)Committing acts constituting gross insubordination, such as, without limitation, the intentional disregard of any reasonable directive of the CEO or the Board of Directors; or

(vii)failing to perform any material duty in a timely and effective manner and failing to cure any such performance deficiency after receipt of written notice of the deficiency from the CEO or Board of Directors, which notice shall designate the reasonable period of time, if curable at all, of not less than ten (10) days within which the performance deficiency must be cured to the reasonable satisfaction of the CEO or the Board of Directors, as applicable, in order to prevent a termination for reasonable cause; provided, however, that the Executive shall only be permitted the opportunity to cure such performance deficiencies a total of two times in any twelve (12)-month rolling period.

(b)

The Executive’s employment hereunder shall be terminated in the event of his/her death, and the Company may terminate the Executive’s employment hereunder if the Executive suffers a physical or mental disability (a “Disability”) so that the Executive is or, in the opinion of an independent physician retained by the Company for purposes of this determination will be, unable to perform his/her duties in a manner satisfactory to the Company for a period of ninety (90) days out of any one hundred eighty (180) consecutive-day period (in which event the Executive shall be deemed to have suffered a permanent Disability).

(c)	The Company may terminate the Executive’s employment hereunder at any time for any other reason, or for no reason.
(d)

Termination of the Executive’s employment for any reason shall terminate the Employment Term but shall not affect the Executive’s obligations pursuant to Section 9 hereof, which obligations shall remain in effect for the period therein provided.

7.	Termination by the Executive.

The Executive may terminate his/her employment with the Company (a) for Good Reason (as defined below) or (b) without Good Reason, in each case, upon not less than thirty (30) days prior written notice to the Company; provided, however, that after the receipt of such notice, the Company may, in its discretion accelerate the effective date of such termination at any time by written notice to the Executive. Termination of the Executive’s employment by the Executive shall terminate the Employment Term but shall not affect the Executive’s obligations under Section 9 hereof, which obligations shall remain in effect for the period therein provided. As used herein, “Good Reason” means (i) any reduction in the Executive’s Base Salary, (ii) any material reduction to the Executive’s employment duties and responsibilities, (iii) any material breach by the Company of any material term of this Agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the Executive, (iv) a change in the Executive’s direct reporting duty to a person other than the CEO of the Company or the Board of Directors; or (v) the relocation of the Executive’s principal office to a location more than fifty (50) miles from Frisco, Texas.

8.	Rights and Obligations Upon Termination.
(a)

If the Executive’s employment is terminated by the Company pursuant to Section 6(a) or 6(b) hereof or by the Executive pursuant to Section 7(b) hereof, the Executive or his/her estate shall have no further rights against the Addus HealthCare Group hereunder, except for the right to receive, with respect to the period prior to the effective date of termination:

(i)Any unpaid Base Salary under Section 3(a) hereof for any period prior to the effective date of termination;

(ii)Any accrued but unpaid benefits under Section 5 hereof for any period prior to the effective date of termination; and

(iii)In the case of termination pursuant to Section 6(b), eligibility for life or disability insurance benefits described in Sections 5(e), as applicable.

Such payments shall be made to the Executive whether or not the Company chooses to utilize the services of the Executive for the required notice period specified in Section 7.

(b)

If the Executive’s employment is terminated pursuant to Section 6(c) hereof or Section 7(a) hereof, or as a result of Non-Renewal by the Company, the Executive shall be entitled to, in lieu of any further payments to the Executive for periods subsequent to the date of termination:

(i)Any unpaid Base Salary under Section 3(a) hereof for any period prior to the effective date of termination;

(ii)A pro rata portion of the bonus under Section 3(b) hereof based on what Executive would have been entitled to receive pursuant to the Company’s then-effective bonus plan had his/her employment not been terminated, which shall be payable following the time the Company determines the amount of bonuses payable to its executives following the end of the year in which termination occurs, which determination will be based on the actual performance of the Company;

(iii)Any accrued but unpaid benefits under Section 5 hereof for any period prior to the effective date of termination, in accordance with the terms of the applicable plan or arrangement;

(iv)Conditioned upon the Executive’s strict compliance with the post-employment restrictions described in Section 9 below and subject to applicable withholdings and deductions, severance pay (“Base Severance Pay”) in an amount equal to the Executive’s Base Cash Compensation (as defined below) to be paid in equal installments on the Company’s regular pay dates over the twelve (12) month period following termination of the Executive’s employment (subject to applicable withholdings and deductions), plus after-tax cash payments equal to the difference between the premiums for COBRA continuation coverage that would be available to Executive and the amount of premiums paid by similarly-situated active employees of the Company under the Company’s health, dental, and/or vision insurance plans (calculated as of the first calendar month following Executive’s termination and then multiplied by 12 months), for a period of one (1) year following the Executive’s date of termination of employment, to be paid in equal installments on the Company’s regular pay dates (subject to applicable tax withholdings and deductions).

For purposes of this Agreement, “Base Cash Compensation” shall mean the highest annual Base Salary in effect for the Executive.

(c)

Notwithstanding anything to the contrary set forth herein, if the Executive’s employment is terminated by the Company pursuant to Section 6(c) or by the Executive pursuant to Section 7(a) or as a result of Non-Renewal by the Company, in each case within six (6) months prior to, or one (1) year following, a Change in Control (as defined below), the Executive shall be entitled to, in lieu of the payments to be made pursuant to Section 8(b)(iv), (A) an amount equal to twenty four (24) months of the Executive’s Annual Cash Compensation (as defined below) (subject to applicable withholdings and deductions), less any payment already received pursuant to Section 8(b)(iv) (“Change of Control Severance Pay” and, together with Base Severance Pay, “Severance Pay”), which shall be payable in accordance with the normal payroll practices of the Company in equal installments on the Company’s regular pay dates over the twelve (12) month period following termination of the Executive’s employment, (B) any unpaid bonus for a completed performance period that the Executive would have earned had he remained employed through date of payment, as determined by the Company and paid at the same time bonuses are paid to other senior executives based upon the actual performance of the Company, and (C) the Executive shall be eligible to receive after-tax cash payments equal to the difference between the premiums for COBRA continuation coverage that would be available to Executive and the amount of premiums paid by similarly-situated active employees of the Company under the Company’s health, dental and/or vision insurance plans (calculated as of the first calendar month following Executive’s termination and then multiplied by 24 months), payable in equal installments on the Company’s regular pay dates (subject to applicable tax withholdings and deductions) until one (1) year following the termination of the Executive’s employment. As used herein, a “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Addus HomeCare, or a corporation owned directly or indirectly by the stockholders of Addus HomeCare in substantially the same proportions as their ownership of stock of Addus HomeCare, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Addus HomeCare representing more than 50% of the total voting power represented by Addus HomeCare’s then outstanding securities that vote generally in the election of directors (referred to herein as “Voting Securities”); or (ii) after the date of this Agreement, the stockholders of Addus HomeCare approve (x) a merger or consolidation of Addus HomeCare with any other corporation, other than a merger or consolidation that would result in the Voting Securities of Addus HomeCare outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of Addus HomeCare or such surviving entity outstanding immediately after such merger or consolidation, or (y) a plan of complete liquidation of Addus HomeCare or an agreement for the sale or disposition by Addus HomeCare of (in one transaction or a series of transactions) all or substantially all of Addus HomeCare’s assets.

For purposes of this Agreement, “Annual Cash Compensation” shall mean the sum of (a) the highest annual Base Salary in effect for the Executive and (b) the greater of (i) the Executive’s bonus for the most recently-completed year (excluding any special bonuses awarded for performance after the conclusion of the performance period), if any, or (ii) the annualized amount of the Executive’s target bonus for the then current year.

(d)

The Executive acknowledges and agrees that the Company’s obligations to make payments pursuant to Sections 8(b)(iv) and 8(c) above are expressly conditioned on the Executive timely executing, delivering and not revoking a customary general release in form and substance satisfactory to the Company within the period that is sixty (60) days following the date of the Executive’s termination of employment or service with the Company. To the extent that such sixty (60) day period spans two (2) calendar years, no payment of any severance amount or benefit that is (i) considered to be nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code §409A”) and (ii) conditioned upon the release, shall be made before the first day of the second calendar year, regardless of when the release is actually executed and returned to the Company.

9.	Covenants of the Executive.
(a)

No Conflicts. The Executive represents and warrants that he is not personally subject to any agreement, order, or decree that restricts his/her acceptance of this Agreement and performance of his/her duties with the Company hereunder.

(b)

Non-Competition; Non-Solicitation. During the Employment Term and during the Restrictive Period (as defined below), the Executive shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, either on his/her own behalf or on behalf of any other person or entity whom he may manage, control, participate in, consult with, render services for, or be employed by or associated with, compete with the Business (as defined below) in any of the following described manners:

(i)Engage in, assist, or have any interest in, as principal, consultant, advisor, agent, financier, or employee, any business entity that is, or that is about to become engaged in, providing goods or services in competition with the Addus HealthCare Group within a geographic radius of fifty (50) miles from any Addus HealthCare Group branch office;

(ii)Solicit or accept any business (or help any other person solicit or accept any business) from any person or entity that on the Effective Date is a customer of the Addus HealthCare Group, or during the Employment Term becomes a customer of the Addus HealthCare Group, other than a customer that does not engage in the Business;

(iii)Induce or attempt to induce any employee of the Addus HealthCare Group to terminate such employee’s relationship with the Addus HealthCare Group or in any way interfere with the relationship between the Addus HealthCare Group and any employee thereof; or

(iv)Induce or attempt to induce any customer, referral source, supplier, vendor, licensee, or other business relation of the Addus HealthCare Group to cease doing business with the Addus HealthCare Group, or in any way interfere with the relationship between any such customer, referral source, supplier, vendor, licensee, or business relation, on the one hand, and the Addus HealthCare Group, on the other hand.

For purposes hereof, the term “Business” means the business of providing home care services of the type and nature that the Addus HealthCare Group performs and/or any other business activity in which the Addus HealthCare Group performs or program or service under active development proposed to be performed and/or any other business activity in which the Addus HealthCare Group becomes engaged in on or after the date hereof while the Executive is employed by the Company.

For purposes hereof, the term “Restrictive Period” means the period beginning on the date on which the Executive’s employment is terminated by the Company or the Executive for any reason and ending on the first anniversary of such date; provided, however, if the Executive is eligible for the compensation described in Section 8(c), “Restrictive Period” shall mean the period beginning on the date on which the Executive’s employment is terminated by the Company or the Executive for any reason and ending on the second anniversary of such date

Notwithstanding the foregoing provisions, nothing herein shall prohibit the Executive from owning one percent (1%) or less of any securities of an Addus HealthCare Group competitor, if such securities are listed on a nationally recognized securities exchange or traded over-the-counter. If, at the time of enforcement of this Section 9(b), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court.

(c)

Non-Disclosure. The Executive recognizes and acknowledges that he will have access to certain confidential and proprietary information of Addus HealthCare Group, including, but not limited to, Trade Secrets (as defined below) and other proprietary commercial information, and that such information constitutes valuable, special, and unique property of Addus HealthCare Group. The Executive agrees that he will not, for any reason or purpose whatsoever, except in the performance of his/her duties hereunder, or as required by law, disclose any of such confidential information to any person, entity, or governmental authority without express authorization of the Company. This restriction shall not, however, prohibit the Executive from communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing Company documents or other information, without consent of the Company. The Executive further agrees that he shall not, at any time during the Employment Term or thereafter, without the express prior written consent of the Company, directly or indirectly, in any capacity whatsoever, either on his/her own behalf or on behalf of any other person or entity that he manages, controls, participates in, consults with, renders services for, or is employed by or associated with, disclose or use, except when necessary to further the interests of the Business, any Trade Secret of the Addus HealthCare Group, whether such Trade Secret is in the Executive’s memory or embodied in writing or other physical form. For purposes of this Agreement, “Trade Secret” means any information, not generally known to, and not readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, (i) trade secrets; (ii) information concerning the business or affairs of the Addus HealthCare Group, including its products or services, fees, costs, and pricing structures, charts, manuals and documentation, databases, accounting and business models, designs, analyses, drawings, photographs and reports, computer software, copyrightable works, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, sales records, and other proprietary commercial information; (iii) information concerning actual and prospective clients and customers of the Addus HealthCare Group, including client and customer lists and other compilations; and (iv) information concerning employees, contractors, and vendors of the Addus HealthCare Group, including personal information and information concerning the compensation or other terms of employment of such individuals. “Trade Secret,” however, shall not include general “know-how” information acquired by the Executive during the course of his/her employment that could have been obtained by him/her from public sources without the expenditure of significant time, effort, and expense. Notwithstanding anything in this Section 9(c) to the contrary, nothing herein shall prohibit Executive from making a good-faith, truthful report to a government agency with oversight responsibility of the Company.

(d)

Covenant Regarding Confidential and Proprietary Information. The Executive will promptly disclose in writing to the Company each improvement, discovery, idea, invention, and each proposed publication of any kind whatsoever, relating to the Business made or conceived by the Executive either alone or in conjunction with others while employed hereunder if such improvement, discovery, idea, invention, or publication results from or was suggested by such employment (whether or not patentable and whether or not made or conceived at the request of or upon the suggestion of the Company, and whether or not during his/her usual hours of work, whether in or about the premises of the Addus HealthCare Group and whether prior or subsequent to the execution hereof). The Executive will not disclose any such improvement, discovery, idea, invention or publication to any person, entity, or governmental authority, except to the Company. Each such improvement, discovery, idea, invention, and publication shall be the sole and exclusive property of, and is hereby assigned by the Executive to, the Company, and at the request of the Company, the Executive will assist and cooperate with the Company and any person or entity from time to time designated by the Company to obtain for the Company or its designee the grant of any letters patent in the United States of America and/or such other country or countries as may be designated by the Company, covering any such improvement, discovery, idea, invention, or publication and will in connection therewith execute such applications, statements, assignments, or other documents, furnish such information and data, and take all such other action (including, without limitation, the giving of testimony) as the Company may from time to time reasonably request. The foregoing provisions of this Section 9(d) shall not apply to any improvement, discovery, idea, invention, or publication for which no equipment, supplies, facilities, or confidential and proprietary information of Addus HealthCare Group was used and that was developed entirely on the Executive’s own time, unless (x) the improvement, discovery, idea, invention, or publication relates to the Business or the actual or demonstrably anticipated research or development of the Business, or (y) the improvement, discovery, idea, invention, or publication results from any work performed by the Executive for the Addus HealthCare Group.

(e)

Non-Disparagement. The Executive agrees that, during the Employment Term and the Restrictive Period, he will not make any statement, either in writing or orally, that is communicated publicly or is reasonably likely to be communicated publicly and that is reasonably likely to disparage or otherwise harm the business or reputation of the Addus HealthCare Group, or the reputation of any of its current or former directors, officers, employees, or stockholders.

(f)

Return of Documents and Other Property. Upon termination of employment, the Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Addus HealthCare Group within the Executive’s possession or under his/her control.

(g)

Remedies for Breach. In the event of a breach or threat of a breach of the provisions of this Section 9, the Executive hereby acknowledges that such breach or threat of a breach will cause the Company to suffer irreparable harm and that the Company shall be entitled to an injunction restraining the Executive from breaching such provisions. The foregoing shall not, however, be construed as prohibiting the Company from having available to it any other remedy, either at law or in equity, for such breach or threatened breach, including, but not limited to, the immediate cessation of employment and any remaining Severance Pay and benefits pursuant to Section 8, the recovery of damages from the Executive, and the notification of any employer or prospective employer of the Executive as to the limitations and restrictions contained in this Agreement (without limiting or affecting the Executive’s obligations under the other paragraphs of this Section 9). In addition, the Executive also expressly acknowledges and agrees that, in addition to the foregoing rights and remedies, the Executive shall reimburse the Company for all attorneys’ fees, costs, and expenses incurred by Company to enforce the provisions of this Section 9.

(h)

Acknowledgement. The Executive acknowledges that he will be directly and materially involved as a senior executive in all important policy and operational decisions of Addus HealthCare Group. The Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between the Company and the Executive, each being fully informed of all relevant facts. Accordingly, the Executive acknowledges that the foregoing restrictions of this Section 9 are fair and reasonable, are minimally necessary to protect Addus HealthCare Group, its stockholders, and the public from the unfair competition of the Executive who, as a result of his/her employment with the Company, will have had access to the most confidential and important information of Addus HealthCare Group, its Business, and future plans. The Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him/her from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of his/her employment notwithstanding enforcement of the covenants contained herein.

(i)

Right of Set Off. In the event of a breach by the Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days prior written notice to the Executive, to set-off and apply any and all amounts at any time held by the Company on behalf of the Executive and all indebtedness at any time owing by the Addus HealthCare Group to the Executive against any and all of the obligations of the Executive now or hereafter existing, to the extent such set-off would not result in a penalty under Code §409A with regard to amounts that are deemed deferred compensation under Code §409A.

10.	Prior Agreement.

This Agreement contains the entire understanding of the Parties with respect to the matters set forth herein. Each Party acknowledges that there are no warranties, representations, promises, covenants, or understandings of any kind except those that are expressly set forth in this Agreement. This Agreement supersedes and is in lieu of any and all other agreements between the Executive and the Company or its predecessor or any subsidiary, and any and all such employment agreements or arrangements are hereby terminated and deemed of no further force or effect.

11.	Assignment.

Neither this Agreement, nor any rights or duties of the Executive hereunder shall be assignable by the Executive, and any such purported assignment by him/her shall be void. The Company may assign all or any of its rights hereunder.

12.	Notices.

Unless specified in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given upon receipt or refusal thereof if delivered personally, sent by overnight courier service, mailed by registered or certified mail (return receipt requested), postage prepaid, or emailed to the other Party’s email address on the Company’s computer network (except that email shall not be deemed given upon refusal thereof). Notice to each Party, if mailed or sent by overnight courier service, shall be to the following addresses:

(a)	If to the Executive, to:

Monica Raines

If to the Company, to:

Addus HealthCare, Inc.

6303 Cowboys Way

Suite 600

Frisco, TX 75034

Attention: Sean Gaffney, Chief Legal Officer

With a copy, which shall not constitute notice, to:

Bass Berry & Sims PLC

150 Third Avenue South

Suite 2800

Nashville, TN 37201

Attention: David Cox, Esq.

Telephone: (615) 742-6299

Facsimile: (615) 742-2864

E-mail: dcox@bassberry.com

Any Party may change its address for notice by giving all other Parties notice of such change pursuant to this Section 12.

13.	Amendment.

This Agreement may not be changed, modified, or amended except in writing signed by both Parties to this Agreement.

14.	Waiver of Breach.

The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

15.	Invalidity of Any Provision.

The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provision hereof be invalid or unenforceable, such invalidity or enforceability of any provisions shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provision or provisions were omitted.

16.	409A Compliance.

This Agreement is intended to comply with or be exempt from Code §409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code §409A. Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in §409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code §409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this agreement, references to a “separation,” “termination,” “termination of employment or like terms shall mean “separation from service.” If the Executive is a specified employee within the meaning of that term under Code §409A, then with regard to any payment that is considered non-qualified deferred compensation under Code §409A and payable on account of a separation from service, such payment shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such separation from service, and (ii) the date of the Executive’s death (the “Delay Period”) to the extent required under Code §409A. Upon the expiration of the Delay Period, all payments delayed shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided for in accordance with the normal payment dates specified herein. To the extent any reimbursements or in-kind benefits under this Agreement constitute non-qualified deferred compensation for purposes of Code §409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code §409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall any payment under this Agreement that constitutes non-qualified deferred compensation for purposes of Code §409A be subject to offset, counterclaim, or recoupment by any other amount unless otherwise permitted by Code §409A.

17.	Governing Law.

This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Texas as applied to agreements entirely entered into and performed in Texas by Texas residents exclusive of the conflict of laws provisions of any other state.

18.	Survival.

Obligations under this Agreement which by their nature would continue beyond the termination of this Agreement, including without limitation Sections 8 and 9, shall survive termination of this Agreement for any reason.

19.	Arbitration.

Except as set forth below, any controversy or claim arising out of or relating to this Agreement (including, without limitation, as to arbitrability and any disputes with respect to the Executive’s employment with the Company or the termination of such employment), or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date of filing of the arbitration administered by a person authorized to practice law in the State of Texas and mutually selected by the Company and the Executive (the “Arbitrator”). If the Company and the Executive are unable to agree upon the Arbitrator within fifteen (15) days, they shall each select an arbitrator within fifteen (15) days, and the arbitrators selected by the Company and the Executive shall appoint a third arbitrator to act as the Arbitrator within fifteen (15) days (at which point the Arbitrator alone shall judge the controversy or claim). The arbitration hearing shall commence within ninety (90) calendar days after the Arbitrator is selected, unless the Company and the Executive mutually agree to extend this time period. The arbitration shall take place in Dallas, Texas. The Arbitrator will have full power to give directions and make such orders as the Arbitrator deems just. Nonetheless, the Arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement except pursuant to Section 15. The Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The agreement to arbitrate will be specifically enforceable. The award rendered by the Arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The Company and the Executive shall each pay one-half (1/2) of the fees of the Arbitrator. Notwithstanding anything set forth above to the contrary, in the event that the Company seeks injunctive relief and/or specific performance to remedy a breach, evasion, violation or threatened violation of this Agreement, the Executive irrevocably waives his right, if any, to have any such dispute decided by arbitration or in any jurisdiction or venue other than a state or federal court in the State of Texas. For any such action, the Executive further irrevocably consents to the personal jurisdiction of the state and federal courts in the State of Texas.

20.	WAIVER OF JURY TRIAL.

NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 20 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 20 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ADDUS HEALTHCARE, INC.

By:	/s/ R. Dirk Allison
Name:	R. Dirk Allison
Title:	President and Chief Executive Officer
/s/ Monica Raines
Monica Raines

Signature Page to Employment Agreement

Exhibit A
Bonus

The Executive is eligible to receive a bonus with a target amount of 75% of the Executive’s annual Base Salary during the applicable calendar year (pro-rated for any partial year, including, without limitation, the 2022 calendar year, during which Executive’s bonus will be pro-rated based on 2 months of employment at the Senior Vice President level and 10 months of employment as EVP, Chief Compliance and Quality Officer), based on the Company’s evaluation of the Executive’s performance compared to established Company and/or individual objectives, in each case, at the discretion of the Compensation Committee of the Board of Directors. The Compensation Committee shall review and establish the objectives and threshold, target and maximum levels with respect to such objectives annually.